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Form of agreement subject to completion

             SUB-ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

   THIS AGREEMENT is made as of ______, ______ by and among PFPC Inc., a Massachusetts corporation ("PFPC"), E*TRADE Asset Management, Inc., a Delaware corporation (the "Administrator") and E*TRADE FUNDS, a Delaware statutory business trust (the "Fund").

                             W I T N E S S E T H :

   WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

   WHEREAS, the Administrator and the Fund wish to retain PFPC to provide administration and accounting services to its investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a "Portfolio"), and PFPC wishes to furnish such services.

   NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1.    Definitions. As used in this Agreement:

      (a)   "1933 Act" means the Securities Act of 1933, as amended.

      (b)   "1934 Act" means the Securities Exchange Act of 1934, as amended.

      (c) "Authorized Person" means any officer of the Administrator or the Fund and any other person duly authorized by the Fund's Board of Trustees to give Oral Instructions and Written Instructions on behalf of the Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

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      (d)   "Change of Control" means a change in ownership or control (not including transactions between wholly-owned direct or indirect subsidiaries of a common parent) of 25% or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of an entity or its parent(s).

      (e) "Oral Instructions" mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

      (f)   "SEC" means the Securities and Exchange Commission.

      (g)   "Securities Laws" means the 1933 Act, the 1934 Act and the 1940 Act.

      (h) "Shares" means the shares of beneficial interest of any series or class of the Fund.

      (i) "Written Instructions" mean (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically or by hand, mail, tested telegram, cable, telex or facsimile sending device; provided, however, that if delivered by electronic mail, it must be sent to at least two
            (2) of the parties listed in the Authorized E-mail Recipient List, which PFPC will make available to the Administrator, the Fund and Authorized Persons.

2. Appointment. The Administrator and the Fund hereby appoint PFPC to provide administration and accounting services to each of the Portfolios, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

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3.    Compliance with Rules and Regulations.

      PFPC undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Administrator or the Fund or other entity.

4.    Instructions.

      (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

      (b) PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed in good faith by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Trustees or of the Fund's shareholders, unless and until PFPC receives Written Instructions to the contrary or unless PFPC has actual knowledge to the contrary.

      (c) The Administrator agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that PFPC receives the Written Instructions as promptly as practicable and in any event by the close of business on the day after such Oral Instructions are received. The fact that such confirming Written Instructions are

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      not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC's ability to rely upon such Oral Instructions so long as it acts in good faith, unless PFPC has actual knowledge to the contrary.

5.    Right to Receive Advice.

      (a) Advice of the Administrator and/or the Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from any Authorized Person.

      (b) Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice at its own cost from counsel of its own choosing (who may be counsel for the Administrator, the Fund or PFPC, at the option of PFPC); provided, however, that such counsel and any related expense must be approved in advance by the Administrator or the Fund.

      (c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from any Authorized Person and the advice PFPC receives from counsel, if it involves an issue of compliance with law or legal requirements, PFPC may rely upon and follow the advice of counsel only after it has discussed the matter with the Administrator, the Fund and the Fund's counsel and the conflict is not resolved. In the event PFPC so relies on the advice of counsel, PFPC remains liable for any action or omission on the part of PFPC which constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by PFPC of any duties, obligations or responsibilities set forth in this Agreement.

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      (d)   Protection of PFPC. PFPC shall be indemnified by the Administrator and the Fund and without liability for any action PFPC takes or does not take in good faith and reliance upon directions or advice or Oral Instructions or Written Instructions PFPC receives from or on behalf of the Fund or from counsel and which PFPC reasonably believes, in good faith, to be consistent with those directions or advice and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

6.    Records; Visits.

(a) The books and records pertaining to the Fund and the Portfolios which are in the possession or under the control of PFPC shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable Securities Laws, rules and regulations. The Administrator, the Fund, Authorized Persons and the staff of any regulatory agency having authority over the Fund shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of the Administrator, copies of any such books and records shall be provided by PFPC to the Administrator, the Fund or to an Authorized Person, at the Administrator's expense. Upon reasonable notice by the Fund, PFPC shall make available during regular business hours its facilities and premises employed in connection with its performance of this Agreement for reasonable visits by the Fund, any agent or person designated by the Fund or any regulatory agency having authority over the Fund.

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      (b)   PFPC shall keep the following records:

            (i) all books and records with respect to each Portfolio's books of account;

            (ii)  records of each Portfolio's securities transactions;

            (iii) investor documentation and records with respect to the Fund;
                  and

            (iv) all other books and records as PFPC is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

      Subject to applicable provisions of the 1940 Act and the Advisers Act, regarding the location of Fund records (and/or the appropriate disclosure thereof), PFPC may house these records in a third-party storage facility and notwithstanding the use of such facility, shall remain responsible for all such records as provided in this Agreement. In addition, to the extent required by, and in the manner prescribed by and in accordance with, the 1940 Act, the books and records of PFPC pertaining to its actions under the Agreement and reports by PFPC or its independent accountants concerning its accounting system, procedures for safeguarding securities, and internal accounting controls will be open to inspection and audit at reasonable times by officers, employees or agents of the Administrator, the Fund or auditors employed by the Administrator or the Fund and will be preserved by PFPC.

7.    Confidentiality.

      (a) Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Administrator, the Fund, or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;
            (b) any

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      scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and
      (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality;
      (d) is released by the protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted);
      (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; or (g) has been or is independently developed or obtained by the receiving party. The provisions of this
      Section 7 shall survive termination of this Agreement for a period of three (3) years after such termination.

(b) PFPC agrees to keep confidential all records of the Fund or the Administrator and information relating to any of the Administrator, the Fund or its shareholders,

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      unless the release of such records or information is otherwise consented to, in writing, by the Administrator or the Fund. The Administrator agrees that such consent shall not be unreasonably withheld and may not be withheld when PFPC may be exposed to civil or criminal contempt proceedings or when required to divulge such information or records to duly constituted authorities.

      Notwithstanding any provision herein to the contrary, each party agrees that any Nonpublic Personal Information as defined under Section 248.3(t) of Regulation S-P ("Regulation S-P"), promulgated under the Gramm-Leach Bliley Act (the "Act"), disclosed or otherwise made accessible by a party hereunder is for the specific purpose of permitting the other party to perform its duties as set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and the Act and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement to any other party, except to the extent necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the Act.

8. Property of the Fund. Information or material including client data owned by the Fund shall remain the property of the Fund. In the event of termination of this Agreement, information belonging to the Fund, including client data owned by the Fund shall be returned by PFPC, as directed by the Administrator or the Fund. This information shall be in a form that can reasonably be accessed by the Fund; however, nothing herein shall require PFPC to disclose any of its intellectual property to the Administrator or the Fund or to any other service provider or third party.

9. Liaison with Accountants. PFPC shall act as liaison with the Fund's independent public

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      accountants and shall provide account analyses, fiscal year summaries, other audit-related schedules with respect to each Portfolio and any other reports or information required by such accountants with respect to the Fund. PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund or the Administrator.

9. PFPC System. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights developed by and utilized by PFPC in connection with the services provided by PFPC to the Fund. PFPC shall have no right, title or interest in any of the foregoing (including, without limitation, any databases) or in any information developed, owned or used by the Fund, the Administrator or its affiliates or furnished to PFPC by the Fund, the Administrator or its affiliates and all such rights, property and information shall remain vested in the Fund, the Administrator and its affiliates. No rights or licenses to any of the foregoing rights, property or information are implied or granted under this Agreement.

10. Disaster Recovery. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. The Administrator and the Fund shall have the right to review any such agreement or arrangement. In the event of equipment failures, PFPC shall, at no additional expense to the Fund or the Administrator, make reasonable best efforts to minimize service

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      interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

11. Compensation. As compensation for services rendered by PFPC during the term of this Agreement, the Fund, on behalf of each Portfolio of the Fund, will pay to PFPC a fee or fees as may be agreed to in writing by the Fund and PFPC.

12.   Indemnification.

      (a) Subject to subsection (b) of this Section 12, the Administrator and the Fund, on behalf of each Portfolio, agree to indemnify, defend and hold harmless PFPC and its affiliates, including their respective officers, directors, agents and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC takes in connection with the provision of services to the Fund. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) arising out of PFPC's or its affiliates' own willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of PFPC's activities under this Agreement.

      (b) PFPC agrees to indemnify and hold harmless the Administrator and the Fund from all taxes, charges, assessments, claims and liabilities arising from PFPC's obligations pursuant to this Agreement (including, without limitation, liabilities arising under the Securities Laws, and any state and foreign securities and blue sky laws, and amendments

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      thereto) and expenses, including (without limitation) reasonable attorneys' fees and disbursements arising directly or indirectly out of PFPC's or its nominees' own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

      (c) The Trustees and shareholders of the Fund, or any Portfolio thereof, shall not be liable for any obligations of the Fund, or any such Portfolio, under this Agreement, and PFPC agrees that in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the particular Portfolio in settlement of such rights or claims and not to such members of the Board or shareholders. PFPC further agrees that it will look only to the assets and property of a particular Portfolio of the Fund, should the Fund have established separate series, in asserting any rights or claims under this Agreement with respect to services rendered with respect to that Portfolio and will not seek to obtain settlement of such rights or claims from assets of any other Portfolio of the Fund. Notwithstanding the foregoing, in asserting any rights or claims under this Agreement, PFPC shall not be prevented from looking to the assets and property of the Fund sponsor or any other appropriate party(ies) in settlement of such rights or claims.

      (d) In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which any party may be required to indemnify any other party, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case

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      in which the other party may be required to indemnify it except with the other party's prior written consent.

      (e) The provisions of this Section 12 shall survive termination of this Agreement.

13.   Responsibility of PFPC.

      (a) PFPC shall be under no duty to take any action hereunder on behalf of the Administrator, the Fund or any Portfolio except as specifically set forth herein or as may be specifically agreed to by PFPC, the Administrator and the Fund in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith and use its best efforts in performing services provided for under this Agreement. PFPC shall be liable for any damages arising out of PFPC's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC's willful misfeasance, willful misconduct, bad faith, negligence or reckless disregard of such duties.

      (b)   Notwithstanding anything in this Agreement to the contrary,
            (i) PFPC shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party caused by any of the foregoing; provided that PFPC has acted in accordance with the standard of care set forth

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            above and has used reasonable efforts to minimize the impact of any of the foregoing on its ability to fully perform its obligations hereunder; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes in good faith to be genuine.

      (c) No party may assert a cause of action against PFPC or any of its affiliates that allegedly occurred more than twelve (12) months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

      (e) Each party shall have a duty to mitigate damages for which the other parties may become responsible.

      (f) The provisions of this Section 13 shall survive termination of this Agreement.

14.   Description of Accounting Services on a Continuous Basis.

   Subject to the oversight of the Administrator, PFPC will perform the following accounting services with respect to each Portfolio:

      (i) Journalize investment, capital share and income and expense activities;

      (ii) Verify investment buy/sell trade tickets when received from the Administrator and transmit trades to the Fund's custodian (the "Custodian") for proper settlement;

      (iii) Maintain individual ledgers for investment securities;

      (iv)  Maintain historical tax lots for each security;

      (v) Reconcile cash and investment balances of the Fund with the Custodian, and provide the Administrator with the beginning cash balance available for investment purposes;

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      (vi)  Update the cash availability throughout the day as required by the
            Administrator;

      (vii) Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

      (viii)Calculate various contractual expenses (e.g., advisory and custody fees);

      (ix) Monitor the expense accruals and notify the Administrator and an officer of the Fund of any proposed adjustments;

      (x) Control all disbursements and authorize such disbursements upon Written Instructions;

      (xi)  Calculate capital gains and losses;

      (xii) Determine net income;

      (xiii)Obtain security market quotes from independent pricing services approved by the Administrator, or if such quotes are unavailable, then obtain such prices from the Administrator, and in either case calculate the market value of each Portfolio's Investments in accordance with valuation policies and procedures applicable to the Portfolio;

      (xiv) Transmit or mail a copy of the daily portfolio valuation to the Administrator;

      (xv) Compute net asset value in accordance with the Fund's valuation procedures;

      (xvi) As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity;

      (xvii)Determine any foreign exchange gains and losses; and

      (xvii)Furnish such additional information as may be requested by the Fund or the Administrator; however, the Fund or the Administrator may have to bear such additional costs related thereto.

15.   Description of Sub-Administration Services on a Continuous Basis.

   Subject to the oversight of the Administrator, PFPC will perform the following administration services with respect to each Portfolio:

      (i)   Prepare quarterly broker security transactions summaries;

      (ii)  Prepare monthly security transaction listings;

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      (iii) Supply various normal and customary Portfolio and Fund statistical data as requested on an ongoing basis;

      (iv) Prepare for execution and file the Fund's Federal and state tax returns;

      (v) Monitor each Portfolio's status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended;

      (vi) Prepare the Fund's annual and semi-annual shareholder reports, and prepare and coordinate the filing of Forms N-CSR, N-Q and N-PX (with the Fund providing the voting records in the format required by PFPC);

      (vii) Prepare and coordinate the filing of annual Post-Effective Amendments to the Fund's Registration Statement; prepare and file (or coordinate the filing of) (i) semi-annual reports on Form N-SAR and (ii) Notices pursuant to Rule 24f-2;

      (viii)Administratively assist in obtaining the fidelity bond and directors' and officers'/errors and omissions insurance policies for the Fund in accordance with the requirements of Rule 17g-1 and 17d-1(d)(7) under the 1940 Act as such bond and policies are approved by the Fund's Board of Trustees and filing the Fund's fidelity bond with the SEC in accordance with the requirements of Rule 17g-1 under the 1940 Act;

      (ix) Monitor the Fund's assets to ensure that adequate fidelity bond coverage is maintained;

      (x)   Draft agendas and resolutions for quarterly board meetings;

      (xi) Coordinate the preparation, assembly and mailing of board materials for quarterly board meetings;

      (xii) Attend quarterly board meetings and draft minutes thereof;

      (xiii)Assist in the preparation of proxy materials relating to shareholder meetings;

      (xiv) Assist the Fund in the handling of SEC examinations;

      (xv)  Maintain the Fund's files;

      (xvi) Maintain a regulatory calendar for the Fund listing various SEC filing and board approval deadlines;

      (xvii)Assist in preparing SEC filings and other documentation required for tender offers;

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     (xviii)Provide performance measurement and analysis, including furnishing performance data, statistical data and research data to the Fund;

      (xix) Assist in the preparation and printing of all documents, private placement memoranda, reports and other materials sent to shareholders;

      (xx) Assist in the Fund's financial reporting and assist the Fund's auditors in the preparation of financial statements;

      (xxi) At the request of the Fund, assist in the development and monitoring of compliance procedures for the Fund concerning, among other matters, adherence of the Fund to its investment objectives, policies, restrictions, tax matters and applicable laws and regulations;

      (xxii)Prepare and file Form D notices with the SEC and monitoring the Fund's compliance with the amounts and conditions of each state qualification ; and

     (xxiii)Perform such additional administrative duties relating to the administration of the Fund as may subsequently be agreed upon in writing among the Administrator, the Fund and PFPC.

      All regulatory services are subject to the review and approval of Fund counsel.

16.   Description of Investor Services on a Continuous Basis.

      Subject to the oversight of the Administrator, PFPC will provide the following investors services with respect to each Portfolio:

      (i) Maintain the register of shareholders, enter on such register all issues, transfer and repurchases of Shares, and generally perform any other actions related to the issuance, repurchase and transfer of Shares as may be requested by the Administrator;

      (ii)  Review and accept subscriptions for Shares (and payment therefore);

      (iii) Arrange for the calculation of the issuance and repurchase prices of Shares in accordance with the Fund's Declaration of Trust and private placement memorandum;

      (iv) Generally perform any other actions related to the issuance, repurchase and transfer of Shares as may be requested by the Administrator or the Fund;

      (v) Prepare and mail annually to each shareholder a Form 1099-DIV in accordance

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            with applicable tax regulations; and

      (iv) Mail Fund offering materials to prospective investors in accordance with instructions from an Authorized Person.

17.   Duration and Termination.

      (a) This Agreement shall be effective on the date first written above and shall continue for a period of three (3) years (the "Initial Term"); provided, however, that the Fund may terminate the Agreement prior to the conclusion of the Initial Term by providing PFPC not less than ninety (90) days' written notice of such termination.

      (b) Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year ("Renewal Terms") each, unless the Administrator, the Fund or PFPC provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days' prior to the expiration of the Initial Term or the then current Renewal Term.

      (c) In the event the Fund gives notice of termination, all expenses associated with movement of records and materials and conversion thereof to a successor service provider will be borne by the Fund and paid to PFPC prior to any such conversion.

      (d) In the event PFPC gives notice of termination, the Administrator and the Fund will be reimbursed for reasonable out of pocket costs and expenses related directly to the Fund's conversion to another service provider.

      (e) If for the thirty (30) days preceding the written notice referenced below in this sentence a party hereto is guilty of a material failure to perform its duties and

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            obligations hereunder (a "Defaulting Party") the other parties (the
            "Non-Defaulting Parties") may give written notice thereof to the Defaulting Party, and if such material failure shall not have been remedied within sixty (60) days after such written notice is given, then the Non-Defaulting Parties may terminate this Agreement by giving a written termination notice to the Defaulting Party. In all cases, termination by the Non-Defaulting Parties shall not constitute a waiver by the Non-Defaulting Parties of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

      (f) Notwithstanding anything contained in this Agreement to the contrary, if a merger, consolidation, adoption, acquisition, change in control, re-structuring, re-organization or any other similar action involving the Fund or any affiliate (as defined under the 1940 Act) of the Fund results in the Fund's giving notice to PFPC terminating it as the provider of any of the services hereunder or otherwise terminating this Agreement before the expiration of the then-current Initial or Renewal Term ("Early Termination"), PFPC shall, if requested by the Fund, make a good faith effort to facilitate a conversion to the Fund's successor service provider, provided that PFPC makes no guarantee that it will be able to effect a conversion on the dates requested by the Fund.

18. Notices. Notices shall be addressed (a) if to PFPC, at 4400 Computer Drive, Westborough, Massachusetts 01581, Attention: President (or such other address as PFPC may inform the Administrator or the Fund in writing); (b) if to the Administrator, at 4500 Bohannon Drive, Menlo Park, California 94025, Attention: President (or such other address as the Administrator may inform PFPC or the Fund in writing); (c) if to the Fund, at 4500 Bohannon Drive, Menlo Park, California 94025, Attention:
      President (or such other address as the Fund may inform the Administrator or PFPC in writing) or (d) if to none of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three (3) days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

19. Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, which has been consented to by the parties hereto.

20. Assignment. Except as provided below, this Agreement may not be assigned by any party without the written consent of the other party. PFPC may assign, at its own expense, this Agreement to any affiliate (as defined in the 1940 Act) of PFPC or of The PNC Financial Services Group, Inc., provided that (i) PFPC gives the Fund sixty (60) days prior written notice of such assignment, (ii) the assignee agrees to comply with the relevant provisions of the 1940 Act, and (iii) PFPC and such assignee promptly provide such information as the Administrator or the Fund may reasonably request, and respond to such questions as the Administrator or the Fund may reasonably ask, relative to the assignment (including, without limitation, the capabilities of the assignee).

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

23.   Miscellaneous.

      (a) Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

      (b) Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Administrator, the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

      (c) This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of PFPC are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of the Fund or any other person.

      (d) The Administrator will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC to the Administrator and the Fund.

      (e) This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law; provided that nothing herein shall be construed to preempt, or be inconsistent, with any federal laws, rules or regulations, including the 1940 Act and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

      (f) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      (g) The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

      (h) To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC's affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Fund's name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party's date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

      (i)   Compliance Program Representations, Warranties and Obligations:
            PFPC represents and warrants that:

            (i) with respect to those activities that it performs for or on behalf of the Fund, it has adopted policies and procedures reasonably designed to prevent the Fund from violating the "Federal Securities Laws," as such term is defined in Rule 38a-1 under the 1940 Act;

            (ii) no less frequently than annually, it shall review, and provide all reasonable and necessary reports and assistance requested by the Administrator and the Fund; regarding:

                  (1)   the adequacy of its policies and procedures; and

                  (2)   the effectiveness of their implementation;

            (iii) it shall promptly notify the Administrator and the Fund regarding:

                  (1) any material changes made to its policies and procedures since the date of the last report delivered pursuant to paragraph (i)(ii) of this Section 23;

                  (2) any material changes to the policies and procedures recommended as a result of the annual review conducted pursuant to paragraph (i)(ii) of this Section 23; and

                  (3) each "Material Compliance Matter," as such term is defined in Rule 38a-1 under the 1940 Act.

24. Limitations of Liability of the Trustees and Shareholders. A copy of the Certificate of Trust of the Fund is on file with the Secretary of State of the State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees, and not individually, and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

25. Insurance. PFPC shall maintain insurance of the types and in the amounts deemed by it to be appropriate. To the extent that policies of insurance may provide for coverage of claims for liability or indemnity by the parties set forth in this Agreement, the contracts of insurance shall take precedence, and no provisions of this Agreement shall be construed to relieve an insurer of any obligation to pay claims to PFPC or other insured party which would otherwise be a covered claim in the absence of any provision of this Agreement.

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                                                                             23

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                           PFPC INC.

                                           By:
                                                  -----------------------------
                                           Title:
                                                  -----------------------------

                                           E*TRADE ASSET MANAGEMENT, INC.

                                           By:
                                                  -----------------------------
                                           Title:
                                                  -----------------------------

                                           E*TRADE FUNDS

                                           By:
                                                  -----------------------------
                                           Title:
                                                  -----------------------------

                                   EXHIBIT A

   THIS EXHIBIT A, dated as of __________, 2006 is Exhibit A to that certain Administration and Accounting Services Agreement dated as of __________, 2006 among PFPC Inc., E*Trade Asset Management, Inc. and E*Trade Funds.

                                  PORTFOLIOS

                          E*TRADE S&P 500 Index Fund
                         E*TRADE Technology Index Fund
                        E*TRADE Russell 2000 Index Fund
                       E*TRADE International Index Fund
                          E*TRADE Kobren Growth Fund
                           E*TRADE Delphi Value Fund

                                                                             25